Exhibit 10.22

This Laboratory Service Agreement (“Agreement”) is made effective on the date of the last signature below (“Effective Date”) by and between

LABCORP CENTRAL LABORATORY SERVICES LP (formerly known as Covance Central Laboratory Services LP) an Indiana limited partnership, with its principal place of business at 8211 SciCor Drive, Indianapolis, Indiana 46214, USA; and LABCORP CENTRAL LABORATORY SERVICES SÀRL (formerly known as Covance Central Laboratory Services SÀRL), with its principal place of business at Rue Moise-Marchines 7, 1217 Meyrin, Geneva Switzerland (collectively “Labcorp”); and

ProKidney with its principal place of business located at 10 Market St., #688 Camana Bay, Grand Cayman KY1-9006 Cayman Islands (“Sponsor”).

(each a “Party” and collectively the “Parties”).

IT IS AGREED

1	DEFINITIONS

1.1 In this Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Affiliate” means any entity controlling, controlled by, or in common control with a Party. For the purposes of this definition, “Control” shall mean ownership or control, directly or indirectly of more than fifty percent (50%) of the common voting stock or ordinary shares in the entity or the right to appoint fifty percent (50%) or more of the directors of that entity. With respect to Labcorp, the term Affiliate shall include Laboratory Corporation of America Holdings and any business entity that is controlled by or is under common control with Laboratory Corporation of America Holdings.

“Anti-Corruption Laws” means any anti-bribery and anti-corruption laws, rules, regulations applicable to either Party (each as amended from time to time) together with any applicable implementing legislation including any applicable local law addressing bribery or corruption.

“Background IP” means all pre-existing intellectual property belonging to or licensed to a Party or other intellectual property created outside the scope of the Services.

“Claim” means any third party claims, demands, assessments, actions, suits, proceedings, settlements or investigations.

“Confidential Information” means any and all non-public information or materials and all derivatives thereof, in any and all forms, howsoever disclosed or obtained, including business plans, financial information, client lists, and requirements, techniques, designs, methods, processes and procedures, which: (i) is identified by a suitable legend or other marking as being confidential (or similar designation) in a prominent position or (ii) is described as being confidential at the time of disclosure or (iii) the disclosing Party regards or should reasonably be expected to regard as proprietary and confidential given the nature of the information.

“Labcorp Property” means inventions, proprietary processes, software (including codes), data, technology, know-how and other intellectual property that have been independently developed or discovered by Labcorp or its Affiliates without the use of Sponsor’s Confidential Information, including those that relate to the proprietary innovative testing procedures, laboratory testing, data collection or data management, procedural manuals, delta flags, nucleic acid based vectors, analytical procedures and approaches that are not specific for use with the Sponsor’s Background IP even if such are developed in the performance of the Services or are captured in documents pertaining to the Services (i.e. laboratory notebooks), techniques, models, non-product specific components of questionnaires, management tools and any other materials, employed, developed or acquired by Labcorp or its Affiliates which are not specifically part of the Services.

“Data Protection Laws” mean all applicable privacy, data protection or similar laws and regulations anywhere in the World, as the same may be amended from time to time, including to the extent applicable to the respective Services and any applicable implementing legislation or any amendment thereto.

“Deliverables” means as applicable to the Services, Results, or any other deliverable specified in this Agreement.

“Force Majeure Event” means circumstances or causes beyond the reasonable control of a Party, including war, threat of war or warlike conditions, blockade, embargo, fire, explosion, lightning, storm, drought, flood, earthquake or other natural disaster, pandemic or epidemic, power failure, acts of terrorism, riot, civil unrest, insurrection, acts of government or other international bodies, political subdivision and any other events which by their nature could not have been foreseen by the Parties, or, if it could have been foreseen were unavoidable by a reasonable prudent business.

“HBS Donor” means an individual, living or deceased, from whom the HBS was obtained.

“Human Biological Samples” or “HBS” means any human biological material, including human bodily parts and organs in whole or sub-samples, any tissue, skin, bone, muscle, connective tissue, blood, cerebrospinal fluid, gametes, or sub-cellular structures such as DNA, or any derivative or product of such human biological materials, cell lines, bodily fluids, blood derivatives and urine.

“IEC/IRB” means an independent ethics committee or institutional review board.

“Informed Consent” means an IEC/IRB approved informed consent form signed by the HBS Donor authorizing the Use of their HBS.

“Invention” means any invention (whether or not patentable), proprietary processes, software (including codes), data, technology, know-how or other intellectual property discovered, conceived or made by Labcorp or its Affiliates specifically as a part of the Services for the Sponsor and directly relating to the Test Materials.

“Loss” means any loss, cost, damage or expense (including reasonable legal expenses).

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“Project” means a Study, project or assignment between Labcorp and Sponsor.

“Protocol” means the document which specifies the laboratory testing procedures as written by Sponsor as applicable for the performance of a Study and is provided to Labcorp.

“Regulatory Authority” means any national or state or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person of any government of any country having jurisdiction over either any of the activities contemplated by this Agreement or the Parties.

“Regulatory Requirements” means all laws, statutes, acts, rules, regulations, guidelines, codes, orders, directives or other legally binding requirements of any Regulatory Authority and industry standards or codes of conduct applicable to the Services.

“Results” mean materials, data, Inventions, documents and information produced or developed by Labcorp exclusively in the course of the Services and directly related to the Test Materials.

“Services” means the services provided by Labcorp to the Sponsor as more particularly described in this Agreement.

“SOW” means the scope of work, which is the primary Labcorp laboratory specification document and defines all study specific Services to be provided for a Protocol.

“Sponsor Information” means Test Materials, data, specification, or other materials or information supplied by the Sponsor to Labcorp in connection with the Services.

“Study” means a clinical trial or scientific evaluation of the Test Materials on the terms and conditions of the Protocol.

“Subcontractor” means a third party approved, reviewed and contracted by Labcorp for Services within the scope of this Agreement.

“System Data” means control data from laboratory tests or transactional, volume and performance data related to the Services, which does not contain any personally identifiable information or Sponsor Confidential Information.

“Test Materials” means compounds, materials or other substances as described in the Protocol to be tested or used in the performance of the Services and provided to Labcorp by the Sponsor.

“Use” (in the context of Section 13) means collection, storage, transfer (including import and export), use and return or disposal of HBS including by commercial organizations.

“Vendor” means third-party service providers other than a Subcontractor for which Labcorp may hold the contract with such service provider for the convenience or benefit of the Sponsor in connection with Services under this Agreement and as set forth in the applicable SOW.

1.2 In this Agreement, unless the context otherwise requires, references to:

(a) Schedule and Section headings are inserted for convenience only and do not affect the construction or interpretation of this Agreement;

(b) writing or written includes faxes and e-mail;

(c) a particular law or statutory provision is a reference to it as it is in force for the time being taking account of any amendments, extensions, or re-enactments and includes any subordinate legislation for the time being in force made under it;

(d) a person includes a corporate or unincorporated body;

(e) any gender includes all genders;

(f) including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g) words in the singular include the plural and vice versa.

1.3 If this Agreement is translated, the English language text shall prevail.

2	SERVICES

2.1 Labcorp through itself and/or its Affiliates hereby agrees to perform Services for Sponsor’s protocol REGEN006. Such Services shall be performed pursuant to the terms and conditions contained herein and the terms of the Protocol.

2.2 Any changes or modifications to the Protocol and/or Services provided by Labcorp, or any Sponsor request for additional Services may commence upon Labcorp’s receipt of Sponsor’s written approval of the revised SOW. Upon Sponsor’s SOW signature, Labcorp shall provide such Services to the Sponsor and the Sponsor shall pay for costs associated with such Services at its current standard rates. Labcorp reserves the right to refuse to perform any Services of Test Materials that are hazardous in nature when performed in accordance with relevant instructions and specifications, but only where such hazard was not known prior to signing the SOW.

2.3 Labcorp shall provide each investigator site with Project-related materials and documentation, including the relevant Protocol, as well as Project- and visit-specific specimen collection supplies needed to collect and ship specimens. The specimen collection kits shall also have a test requisition form or other electronic method to capture such data, for the particular Project.

2.4 Should a kit be lost through no fault of Labcorp, or should a kit expire at the investigator site, Labcorp will supply replacement kits for those that are lost, expired, or otherwise rendered unusable, at an amount equal to the price listed in the quote for Services attached hereto (“Budget”) per kit for the same kit/visit that is being replaced.

2.5 After performing Services, Labcorp will store the remaining Study specimens for the length of time and under storage conditions as described in the applicable SOW. The remaining specimens may subsequently be shipped to Sponsor or another party as specified in the SOW or if not specified in the SOW, held as otherwise instructed by the Sponsor. In no event shall Labcorp’s liability for any breach or default with regard to storage of an archival specimen exceed the fee it has been paid for storage of that specimen for the previous twelve (12) months.

3	TERM AND TERMINATION

3.1 The term of this Agreement shall commence on the date hereof and continue until the conclusion of the Study.

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3.2 Either Party may terminate this Agreement with immediate effect by notice in writing in the event that the other Party:

(a) commits a material breach of any term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of thirty (30) days after being notified in writing to do so; or

(b) repeatedly breaches any of the terms of this Agreement in such a manner as to reasonably justify the opinion that its conduct is inconsistent with it having the intention or ability to give effect to the terms of this Agreement; or

(c) suspends, or threatens to suspend, payment of all or substantially all of its debts or is unable to pay all or substantially all of its debts as they fall due or admits in writing its inability to pay its debts or is deemed by a court of competent jurisdiction to be unable to pay its debts; or

(d) suspends, or threatens to suspend, or ceases or threatens to cease to carry on, all or substantially the whole of its business; or

(e) presents a petition or has a petition presented for its winding-up or has a receiver or an administrative receiver appointed of all or substantially all of its assets; or

(f) any event occurs, or proceeding is initiated, in any jurisdiction to which it is subject that has an effect equivalent or similar to any of the events mentioned above.

3.3 Sponsor may terminate this Agreement for any reason upon ninety (90) days prior written notice to Labcorp.

3.4 In the event of such termination, Labcorp shall be entitled to full payment for work properly performed on the Study through the date work on such Study is concluded, including, without limitation, all non-cancelable fees and other out-of-pocket expenses of Labcorp for such Study.

3.5 The termination of this Agreement shall not relieve either Party of its obligations to the other with respect to: (a) maintaining the confidentiality of Confidential Information; (b) obtaining consents for the use of names; (c) ownership of and assignment of inventions; (d) indemnification; (d) limitation of liability; (e) compensation for Services performed; (f) publications; and (g) retention of records. The provisions of this Section together with any other section which is necessary for the interpretation or enforcement of this Agreement shall survive the expiry or termination of this Agreement howsoever arising.

4	REGULATORY COMPLIANCE

4.1 Labcorp will perform its Services in accordance with the terms of this Agreement, the applicable Protocol, and all Regulatory Requirements applicable to the Project. All activities undertaken under this Agreement by Labcorp shall comply in all material respects with College of American Pathologists (CAP) rules. Labcorp represents that it has and shall maintain Clinical Laboratory Improvement Act (CLIA) certification. This Agreement shall contain all the conditions under which Labcorp will provide clinical laboratory Services. Labcorp makes no other express or implied commitments or warranties concerning the performance of the Study.

4.2 In the event that compliance with any new Regulatory Requirements necessitates a change in this Agreement, Labcorp will submit to Sponsor a revised technical and cost proposal for Sponsor’s acceptance prior to performing Services.

4.3 In the event of a material conflict in applicable Regulatory Requirements, the Sponsor will designate which regulations shall be followed by Labcorp in its performance of the Services and the Sponsor shall be fully responsible, to the extent permitted by law, for the outcome of such a decision.

5	FEES, BILLING AND TAXES

5.1 Fees for the Project are set forth in the attached Budget. Sponsor acknowledges that SOW finalization, changes and/or modifications to the Project may result in a revised Budget. The Budget contains all the applicable discounts and Services that will be provided for that Project.

5.2 During performance of Services, Labcorp may be required to provide certain items including but not limited to ancillary supplies, logistics and minor modifications to database design (“Items”). Items may not appear in Sponsor’s Budget and will require written approval from Sponsor prior to the commencement of work on said items. Total fees for these items will be capped at $150,000. Sponsor agrees to remit payment for Items invoiced in accordance with payment terms provided in Section 5.4.

5.3 Upon execution, Labcorp will assess a fee equal to five per cent (5%) of the value of the contract Budget (Deposit). Sponsor will pay the Deposit within thirty (30) calendar days after receipt of invoice.

5.4 Each month, Labcorp will invoice Sponsor for all fees due and expenses incurred while providing Services during the previous month. Payment is due thirty (30) calendar days from invoice receipt. Payments not received within five business days of Labcorp’s notice to Sponsor of non-payment may be subject to a fifteen per cent (15%) per annum late payment fee.

5.5 Labcorp shall retain the Deposit until the Study invoices have reached ninety-five percent (95%) of the total Study Budget at which point the Deposit will be applied to monthly invoices. At the end of each Study, Labcorp shall conduct a final account reconciliation and will refund to Sponsor any remaining amounts of the Deposit within sixty (60) days after the date of the final invoice.

5.6 For budgeting purposes, Labcorp creates the Budget using local unit pricing. The local unit pricing is then converted to the billing currency, as requested by Sponsor, using the Reuters exchange rate for the month the Budget is first created. Unless specified otherwise, this exchange rate remains unchanged during the course of the Study to simplify budget comparisons and enable Sponsor to track changes to the Study unrelated to changes in currency exchange rates.

5.7 For invoicing purposes, Services are billed based on the contracted local unit prices. Each month, at the time of invoice creation, the local unit prices are converted to the billing currency using the Reuters exchange rate for the month in which the Services were performed.

5.8 Labcorp will hold prices unchanged for twelve (12) months from Project start up. Thereafter, fees may be adjusted annually by Labcorp upon thirty (30) days written notice to Sponsor.

5.9 Invoices will be provided by Labcorp to: ProKidney Accounts Payable payables@ProKidney.com

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5.10 Payment shall be made from Sponsor to Labcorp as follows:

Payment by Check:

Labcorp Central Laboratory Services, Inc.

P.O. Box 2484

Burlington, NC 27216

Payment by Bank Transfer:

Labcorp Central Laboratory Services, Inc.

Wells Fargo Bank, N.A

420 Montgomery, San Francisco, CA 94104

Routing Transit Number/ABA: 121000248

Account Number: 4244842191

SWIFT: WFBIUS6S

5.11 If a dispute arises between the Parties in respect of any part of an invoice, and unless otherwise agreed in a Work Order, Sponsor (i) must pay all undisputed parts of the invoice when due; (ii) must notify Labcorp in writing of the particulars of the dispute within fifteen (15) business days of receipt of the invoice; and (iii) may withhold payment of the disputed part of the invoice, provided that Sponsor endeavors promptly and in good faith to resolve the dispute pursuant to Section 30. If Sponsor fails to pay the amount of any undisputed invoice or part of an invoice within the time prescribed in Section 5.4, five (5) business days after giving Sponsor written notice after providing Sponsor, Labcorp may charge interest on any such amount at the rate of one and one half percent (1.5%) per month, or the maximum rate allowed by Applicable Law if lower, will accrue from the date the payment was originally due until the date of payment, and (b) five (5) business days after giving Sponsor written notice that undisputed amounts are due, Labcorp may elect to suspend work on a Study or to withhold Deliverables, reports or other material in respect of a Study for so long as Sponsor fails to pay such undisputed amounts until such undisputed amounts are paid. If Sponsor requests a material change to the Project at any time which would affect the Services, Labcorp will notify Sponsor of the new proposed budget amount and, if approved and agreed to by Sponsor, Labcorp will revise fees to reflect the change in the SOW and Budget.

5.12 Upon written notification by Sponsor that the Study has been concluded or upon completion of all Services required by Labcorp under this Agreement, Labcorp will issue a final invoice for Services rendered to identify amounts due to Labcorp or refund due to Sponsor.

5.13 Fees payable under this Agreement shall not include local, state, federal or foreign sales or use taxes, excise taxes, goods and services tax, value added tax or consumption taxes, as applicable. Any applicable taxes will be billed to and paid by Sponsor without deduction to amounts owed to Labcorp.

6	SITE VISITS

6.1 The Sponsor or its representative (which shall not be a competitor of Labcorp) may visit Labcorp’s premises where the Services are being performed at reasonable times, on reasonable notice and with reasonable frequency during normal business hours to observe the progress of the Services. Labcorp will assist the Sponsor in scheduling such visits.

6.2 The Sponsor acknowledges that the Sponsor’s representatives granted access to Labcorp facilities during any such visits may have access to confidential and proprietary information of Labcorp. The Sponsor agrees that all such confidential and proprietary information of Labcorp obtained or observed by the Sponsor during such visits shall remain the sole property of Labcorp and the Sponsor shall treat such information as Confidential Information in accordance with Section 8 of this Agreement.

7	REGULATORY INSPECTIONS AND AUDITS

7.1 In the event of a Party receiving a notice from a Regulatory Authority which directly relates to the Services, the Party receiving such notice shall promptly notify the other Party or forward to the other Party a copy of such notice (or extract thereof). Each Party will cooperate with the other in responding to such notice before referring to the other Party in any regulatory correspondence or disclosing any Confidential Information to a Regulatory Authority. However, each Party acknowledges that it may not direct the manner in which the other Party fulfils its obligations to permit inspection by Regulatory Authorities.

7.2 Labcorp shall cooperate with any inspection or audit by a Regulatory Authority and shall notify the Sponsor promptly of any request by a Regulatory Authority.

7.3 Labcorp agrees that, during an inspection or audit by a Regulatory Authority concerning the Services, it will not disclose information and materials that are not required to be disclosed to such Regulatory Authority, without the prior written consent of the Sponsor.

7.4 If any inspections or audits conducted pursuant to this Section 7 that result in a finding that Labcorp has failed to comply with the terms of this Agreement, Labcorp shall promptly take such measures at its own cost and expense as are necessary to correct such defaults.

7.5 It is agreed that where any audit of Labcorp concerns or relates to referral laboratory testing or shipping methods of Labcorp, the Sponsor or its representative (which shall not be a competitor of Labcorp) may only confirm or not if Labcorp is properly billing such costs. The Sponsor expressly agrees that Sponsor’s representatives may not directly or indirectly provide any details of the charges to the Sponsor, such as the actual amount of the referral laboratory testing or shipping costs incurred by Labcorp.

8	CONFIDENTIAL INFORMATION

8.1 Each Party agrees that all Confidential Information of the disclosing Party is and shall be the sole property of the disclosing Party.

8.2 Without prejudice to any Labcorp Property, all Results, Inventions, data and records developed by Labcorp or its Affiliates specifically from the performance of the Services shall be the Confidential Information of the Sponsor.

8.3 Each Party agrees to hold the Confidential Information of the other Party in confidence and in a manner consistent with the way in which it maintains the confidentiality of its own proprietary information, being at least a reasonable standard of care. Each Party shall disclose the Confidential Information only on a need-to-know basis, to its employees, officers, directors, representatives and third-party investigators and who are bound to retain the Confidential Information in confidence.

8.4 Each Party agrees that, except as necessary to fulfil its obligations under this Agreement, it will not use or disclose to any third party any of the Confidential Information.

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8.5 The obligations of non-use and non-disclosure shall not apply to Confidential Information that the receiving Party can show:

(a) was, or becomes, publicly known through no fault of the receiving Party; or

(b) was lawfully obtained from a third party without restriction as to its use or disclosure; or

(c) was already in the possession of the receiving Party prior to disclosure as shown by the receiving Party’s written records; or

(d) was independently developed by the receiving Party without the benefit of the Confidential Information as shown by the receiving Party’s contemporaneous written records; or

(e) is required for Sponsor’s pursuit of registration of a product connected with the Services with a government agency.

8.6 The receiving Party shall be entitled to disclose Confidential Information to the extent required by any law, rule, regulation, order, decree or subpoena, except that the receiving Party shall, unless restricted by law or where not practicable, promptly notify the other Party of such requirement prior to the disclosure and shall cooperate with the disclosing Party to seek to oppose, minimize or obtain the confidential treatment of the requested disclosure to the extent of such order.

8.7 The obligations in this Section 8 shall remain in full force and effect for a period of seven (7) years following termination of this Agreement except with respect to Confidential Information which is considered a trade secret under applicable law, which shall remain confidential as long as such Confidential Information retains its status as a trade secret. Labcorp shall not disclose any trade secret to Sponsor.

8.8 In the event of actual or threatened breach or violation of this Section 8, the disclosing Party shall have the right to seek injunctive relief in any court of competent jurisdiction.

9	INTELLECTUAL PROPERTY RIGHTS

9.1 All Background IP is and shall remain the exclusive property of the Party owning it and except as expressly provided in this Agreement, no Party shall acquire any rights in or to the Background IP of the other Party.

9.2 The Sponsor acknowledges that Labcorp Property is owned or licensed by Labcorp or its Affiliates. The Parties agree that any improvement, enhancement or modification made, conceived or developed by Labcorp to any Labcorp Property in the performance of the Services which is not (i) specific or related directly to the Test Materials, or (ii) an Invention, shall be deemed Labcorp Property and shall vest absolutely and exclusively in Labcorp. In addition, subject to Sections 8 and 9 of this Agreement, Labcorp and its Affiliates shall be entitled to use and exploit any skills, techniques or know-how acquired, developed or used in the course of the Services. Strategic insight and proposed Project design and scope provided in any quotation by Labcorp shall remain the property of Labcorp and may be used by the Sponsor only to assess whether it wishes to pursue such work with Labcorp.

9.3 Without prejudice to Sections 9.1 and 9.2, and upon receipt by Labcorp of payment in full of all amounts due and payable under this Agreement, the Sponsor will have title to the Deliverables and all intellectual property rights arising therefrom. Labcorp agrees to assign such rights to the Sponsor except that one (1) copy of the Results may be retained by Labcorp for regulatory or legal compliance purposes. Labcorp hereby grants to Sponsor a non-exclusive, worldwide, transferrable, perpetual, royalty-free license to use any Labcorp Background IP incorporated or included in the Deliverables for the sole purpose of and to the extent necessary to use, incorporate or explain any Deliverable (without modification), and for obtaining regulatory approvals in connection with such Deliverable. In no event shall Sponsor use or distribute Labcorp Background IP on a stand-alone basis, separate from the Deliverables. Notwithstanding the foregoing, the Sponsor hereby grants Labcorp an unrestricted, royalty-free license to aggregate and use any System Data produced by or for Labcorp as part of the Services with other System Data owned or licensed by Labcorp provided that Labcorp shall not identify such data as belonging to the Sponsor and Sponsor is not identifiable through such aggregated data.

9.4 Without prejudice to Sections 9.1 and 9.2, Labcorp shall promptly disclose to the Sponsor (or its nominee) all Inventions and hereby assigns and agrees to assign to the Sponsor (or its nominee) the rights to such Inventions and shall do all acts that are reasonably necessary to vest the Inventions in the name of the Sponsor (or its nominee).

Where an Invention is a laboratory testing method, or other laboratory processes used by Labcorp in the performance of its laboratory testing services, the Sponsor hereby agrees to grant to Labcorp and its Affiliates a non-exclusive, non-transferable, irrevocable, perpetual, royalty-free, worldwide license to use the Invention solely to perform its laboratory testing services, in each case subject to Section 8.

10	REMEDIES AND LIMITATION OF LIABILITY

10.1 In the event of a material error by Labcorp that prevents proper performance under this Agreement or which renders the Services in whole or in part unacceptable to a Regulatory Authority to which the Sponsor intends to submit the Results, Labcorp’s sole obligation to Sponsor shall be for Labcorp, in agreement with the Sponsor, to either: (a) repeat the defective part of the Services at Labcorp’s own cost; or (b) refund to the Sponsor the amount paid for the defective part of the Services.

10.2 Labcorp’s total liability to the Sponsor, whether in contract, tort (including negligence) or otherwise, shall in no circumstances exceed the total price paid by the Sponsor for the Services that are the subject of this Agreement.

10.3 Nothing in this Agreement excludes or limits the liability of either Party where liability cannot be excluded or restricted as a matter of law.

10.4 Except for any liability resulting from any breach of Section 8 or indemnification obligation pursuant to Section 11, Labcorp will not be liable to the Sponsor for any Loss in respect of any (a) loss of profit, opportunity, business, or goodwill (in each case whether direct or indirect); or (b) any indirect, consequential, punitive, exemplary or special damages or losses, arising under or in connection with this Agreement, and each type of loss arising under this Section 10.4 shall be severable in accordance with Section 22 of this Agreement. To the extent that Labcorp agrees to perform Services for Sponsor Affiliates, Labcorp shall only be liable to the entity named in this Agreement and not for multiple claims by Sponsor Affiliates.

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10.5 Labcorp shall not be liable for any failure, error or delay in performing the Services if such failure, error or delay is caused by Sponsor, or is a result of an express instruction from Sponsor or a change in Sponsor Information.

10.6 Labcorp shall have no liability to Sponsor for loss, damage, delay or non-delivery/non-collection of any samples or shipment dispatched by Labcorp to Sponsor or to any third party designated by Sponsor in connection with the Services that are caused by the acts or omissions of any third party delivery services or carrier (“Carrier”). Notwithstanding the foregoing, to the extent permitted by law, Labcorp shall have the benefit of any right or remedy permitted under international or domestic law and any sums recoverable from a Carrier shall be paid to the Sponsor. For the avoidance of doubt, a Carrier is not considered a Subcontractor for the purposes of this Agreement.

11	INDEMNITIES

11.1 The Sponsor shall defend, indemnify, and hold harmless Labcorp and its respective Affiliates and their respective officers, directors, employees and agents (“Labcorp Group”) from any Loss resulting from any Claim arising from or related to, directly or indirectly:

(a) personal injury to a participant in the Study or personal injury to any employee within the Labcorp Group directly or indirectly caused by the Test Material;

(b) Labcorp’s proper execution and/or proper performance of its obligations under this Agreement;

(c) the Sponsor’s use of the Results or Deliverables or its use or marketing of any substance tested in association with the Study by Labcorp;

(d) the negligence or intentional misconduct of the Sponsor;

(e) the Test Material’s harmful or otherwise unsafe effects, including, without limitation, a Claim based upon Sponsors or any other person’s use, consumption, sale, distribution or marketing of any substance tested in association with the Study; or

(f) the infringement, unlawful disclosure or misappropriation of copyright, patent, trade secret or other intellectual property of a third party by reason of the proper performance of the Services using the Sponsor Information, provided that if such Loss or Claim arises in whole or in part from Labcorp’s negligence or intentional misconduct, then the amount of such Loss that Sponsor shall indemnify the appropriate person or entity within the Labcorp Group pursuant to this Section 11 shall be reduced by an amount in proportion to the percentage of Labcorp’s responsibilities for such Loss as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

11.2 Labcorp shall defend, indemnify and hold harmless the Sponsor and its Affiliates and their respective officers, directors and employees (the “Sponsor Group”) from any Loss resulting from any Claim arising from or associated directly with, a breach of this Agreement by Labcorp, or the negligence or intentional misconduct of Labcorp, provided that if such Losses or Claims arise in whole, or in part, from the Sponsors Group’s negligence or intentional misconduct, then the amount of such Losses that Labcorp shall be responsible for pursuant to this Section 11 shall be reduced by an amount in proportion to the percentage of the Sponsor

Group’s responsibilities for such Losses as determined by a court of competent jurisdiction in a final and non-appealable decision or in a binding settlement between the Parties.

11.3 An indemnitee entitled to indemnification under Section 11 (“Indemnified Party”) shall give written notice to the other Party (“Indemnifying Party”) of a claim or other circumstances likely to give rise to a request for indemnification, promptly after the Indemnified Party becomes aware of the same. The Indemnifying Party shall be afforded the opportunity to undertake the defense of, and, subject to Section 11.5, to settle by compromise, or otherwise, any claim for which indemnification is available under this Section.

11.4 If the Indemnifying Party assumes the defense of any claim, the Indemnified Party may participate in such defense with legal counsel of its selection and at its expense. If the Indemnifying Party fails to promptly assume the defense of a claim by the Indemnified Party under this Section 11, the Indemnified Party may thereupon undertake the defense on behalf of, at the risk and expense of the Indemnifying Party with all reasonable costs and expenses of such defense to be paid by the Indemnifying Party.

11.5 In the event that the Indemnified Party assumes the defense of any claim, no compromise or settlement of any such claim shall be made without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

12	INSURANCE

12.1 Labcorp shall secure and maintain in full force and effect through the performance of the Services the necessary insurance coverage in amounts appropriate to the conduct of Labcorp’s business. Certificates evidencing such insurance will be made available for examination upon written request by Sponsor.

12.2 Sponsor hereby represents and warrants that it maintains or shall maintain adequate clinical trial and product liability insurance coverage consistent with industry standards and in compliance with all applicable laws, rules and regulations. Certificates evidencing such insurance will be made available for examination upon written request by Labcorp.

13	HUMAN BIOLOGICAL SAMPLES

13.1 Where the Sponsor supplies HBS to Labcorp, the Sponsor represents and warrants that:

(a) all HBS supplied under this Agreement are or have been procured and supplied to Labcorp ethically in full compliance with any and all applicable national laws, regulations, or codes of practice relating to the Use of HBS providing protection for human subjects in the country of origin;

(b) the HBS Donor has given Informed Consent;

(c) all HBS will be supplied to Labcorp without any information or data that identifies the HBS Donor; and

(d) all HBS supplied to Labcorp: (i) may be Used for the Services; (ii) may be used to provide data in support of commercial product development; and (iii) were procured without inappropriate financial benefit to the HBS Donor.

13.2 The Sponsor shall: (a) upon request, provide a copy of the relevant Informed Consent template; (b) upon request, provide adequate evidence that the HBS provided to Labcorp has completed the necessary submissions, approvals and

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registrations required to be made to any applicable Regulatory Authority and (c) ensure any HBS shall be de-identified or ‘coded’ according to applicable Regulatory Requirements to protect the identity and confidentiality of the HBS Donor. Full date of birth of the HBS Donor shall only be collected if medically relevant to the Services (unless legally restricted in the country of operation). In the event of a withdrawal of, or a material variation to the Informed Consent that is likely to affect the Services provided by Labcorp, the Sponsor shall promptly notify all relevant Labcorp entities of such changes.

13.3 Upon Sponsor’s request, Labcorp shall retain, return or destroy all HBS in accordance with the Informed Consent, the Sponsor’s instructions or any other specific requirements under applicable national law.

13.4 The Sponsor acknowledges that where Labcorp enters into a material transfer agreement (“MTA”) with the provider of any HBS, Labcorp shall act in accordance with the terms of the MTA and the disposition of the relevant HBS shall be as prescribed in the MTA. In the event of a conflict between the terms of the MTA, this Agreement and any instructions provided by the Sponsor with regard to handling HBS, the terms of the MTA shall prevail.

14	DATA PROTECTION

14.1 Where Labcorp processes any personal data on behalf of the Sponsor, Labcorp shall process such personal data in accordance with all applicable Data Protection Laws in the territories in which the Services are performed (“Protected Data”).

14.2 If Labcorp processes any Protected Data of Data Subject(s) who are in the European Union (“EU”) on behalf of the Sponsor, Labcorp and the Sponsor each agree and acknowledge that the Sponsor shall be the data controller and Labcorp shall be the data processor, as defined by the General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”), with respect to the processing of such Protected Data. Labcorp shall only process such Protected Data on behalf and upon the reasonable instructions of the Sponsor for purposes notified to it by the Sponsor under this Agreement, including the Data Processing Agreement annexed to it as Appendix A.

15	SUBCONTRACTORS

15.1 Notwithstanding Section 18, certain tasks, as may be agreed during the development of and specified in the Protocol, may be subcontracted by Labcorp to Subcontractors approved by Labcorp or subcontracted, or assigned and transferred to its Affiliates. Labcorp shall be responsible for the performance of Subcontractors and Affiliates.

15.2 Labcorp shall not be responsible for the performance of third-party Vendors. Liability of Labcorp to the Sponsor with respect to such Vendors shall be limited to the extent Labcorp is negligent in the performance of its obligations under this Agreement. Labcorp shall provide to the Sponsor any amounts that Labcorp may recover from such Vendors as a result of any error or service failure on the part of the Vendors in connection with this Agreement.

16	FORCE MAJEURE

16.1 Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement, if such delay or failure result from a Force Majeure Event. In such circumstances, any time specified for completion of performance in the Protocol falling due during or subsequent to the occurrence of a Force Majeure Event shall be automatically extended for a period of time equal to such event.

16.2 Should any part of the Services be rendered invalid as a result of a Force Majeure Event, Labcorp shall, upon written request from the Sponsor, and at the Sponsor’s sole cost and expense, repeat the affected part of the Services, or if Labcorp is unable to re-perform, Sponsor will not be obligated to pay for the affected Services.

17	INDEPENDENT CONTRACTOR

Labcorp and/or its Affiliates shall perform their duties as an independent contractor and shall have complete and exclusive control over its employees and agents. Labcorp will have no authority to bind or commit the Sponsor in any manner whatsoever and will not, at any time, hold itself out to third parties as having authority to enter into or incur any commitments, expenses, liabilities or obligations or any nature on behalf of the Sponsor, except pursuant to this Agreement.

18	ASSIGNMENT

18.1 Labcorp may subcontract any or all of its obligations under this Agreement to its Affiliates as indicated in the Budget.

18.2 Notwithstanding Section 18.1 and except in connection with an internal reorganization of the relevant Party’s corporate structure, this Agreement shall not be assigned in whole or in part by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

19	NOTICES

19.1 All notices required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed first class, registered or certified mail, return receipt requested, postage paid:

If to Sponsor to:

ProKidney

8020 Arco Corporate Drive, Ste 118

Raleigh, NC 27617

Attention: Ashley Johns, VP, Clinical Operations

If to Labcorp to:

Labcorp Central Laboratory Services LP

8211 SciCor Drive

Indianapolis, Indiana 46214-2985

UNITED STATES

Attention: VP, Finance

or at such other place as either Party shall hereafter furnish to the other Party in writing. Notices shall be deemed given on the date of personal delivery or deposit in the mail as specified above.

19.2 For the purposes of this Section 19, in relation to the purposes of any legal proceeding, “writing” shall not include email.

20	WAIVER

No waiver of any term, provision, or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver or estoppel of any such term, provision, or condition or of any other term, provision, or condition of this Agreement.

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21	VARIATION

No provision of this Agreement may be amended, modified, varied, discharged, or terminated except by the express written agreement of both Parties and signed by an authorized representative of each Party.

22	SEVERABILITY

If any court or competent authority finds that any provision of this Agreement (or part of any provision) is invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected. If any invalid, unenforceable or illegal provision of this Agreement would be valid, enforceable and legal if some part of it were deleted, the provision shall apply with the minimum modification necessary to make it legal, valid and enforceable.

23	PUBLICITY AND PUBLICATION

23.1 Neither Party will use the name, trademark or the name of any representative of the other, or the existence of this Agreement for any promotional or advertising purposes, or any other publication, without the prior written consent of the other.

23.2 Neither Party will state or imply that the other Party endorses or approves any service, material, product or compound of the other Party without the prior written consent of the other. Such restrictions shall not apply to internal communications and publications to a Party’s Affiliates.

23.3 Sponsor shall provide Labcorp with a pre-publication copy of any report, manuscript, publication or form of marketing material recognizing Labcorp’s participation in the Services or otherwise identifying Labcorp, for approval (which approval shall not be unreasonably withheld or delayed) in each case at least thirty (30) days before its submission for publication.

24	ENTIRE AGREEMENT

This Agreement represents the entire understanding between the Parties with respect to the subject matter hereof as of the Effective Date, and this Agreement supersedes all prior agreements, negotiations, understandings, representations, statements and writings between the Parties relating thereto, except that any written agreement entered into prior to the Effective Date with respect to a Study in process prior to the Effective Date shall remain effective and shall continue to govern such existing Study. The Parties agree that neither has relied upon prior representations made before executing this Agreement.

25	LEGAL TESTIMONY

If Labcorp is obliged to provide testimony or records regarding the Services for the Sponsor in any legal or administrative proceeding, then the Sponsor shall reimburse Labcorp for its out of pocket costs plus a reasonable hourly fee for the involvement of its employees or representatives in such proceedings.

26	THIRD PARTY RIGHTS

Except as expressly set forth in this Agreement in respect of Labcorp Affiliates, nothing in this Agreement is intended to confer any rights, benefits or remedies of any kind whatsoever, and a person who is not a party to this Agreement shall have no right to enforce any of its terms.

27	ANTI-BRIBERY

27.1 Both Parties agree that each has not and will not, either directly or indirectly, engage in bribery, or offer, or promise, or authorize to pay or make any improper payment of any monies or financial or other advantage, including cash, loan, gift, travel, entertainment, hospitality, facilitation payment, kickback, political or philanthropic contribution, anything of value, or any other perceived benefit to improperly obtain or retain a business advantage in violation of any Anti-Corruption Laws and further, each Party agrees that they shall not take any action that would cause the other Party to be in violation of such Anti-Corruption Laws.

27.2 Any breach of Section 27.1 by a Party shall allow the other Party to immediately terminate this Agreement.

28	TRADE CONTROL

28.1 Notwithstanding any other provision of this Agreement to the contrary, each Party shall comply with, and retain responsibility for its compliance with, all applicable export control laws (e.g., the U.S. Export Administration Regulations) and economic sanctions programs (e.g., economic sanctions maintained by the U.S. Treasury Department, as well as Specially Designated Nationals and Blocked Persons (“SDNs”)) relating to its respective business, facilities, and the provision of services to third parties (collectively, “Trade Control Laws”).

28.2 It shall be in the sole discretion of Labcorp to refrain from being directly or indirectly involved in the provision of goods, software, services and/or technical data that may be prohibited by applicable Trade Control Laws, including sanctions currently in place against Cuba, Iran, North Korea, Sudan, Syria and SDNs.

29	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute an original to this Agreement but all of which together shall constitute the same Agreement. Signatures upon this Agreement transmitted by facsimile, electronic mail or other electronic method shall have the same legal and biding effect as wet signatures.

30	CHOICE OF LAW AND JURISDICTION

30.1 This Agreement will be governed by the laws of Delaware excluding its conflict of law provisions. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded from this Agreement. The Parties irrevocably agree that any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) shall be governed by the exclusive jurisdiction of the courts of the state of Delaware.

30.2 The Parties agree that any dispute arising from or in connection with this Agreement (including any non-contractual obligations) shall be referred to and finally resolved by arbitration under the Rules of the New York which Rules shall be deemed incorporated by reference to the Agreement. The number of arbitrators shall be three (3), the seat or legal place of arbitration shall be New York and the language used in the arbitration shall be English.

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IN WITNESS WHEREOF, the Parties by their duly authorized officers have executed this Agreement on the dates set forth below, to be effective on the Effective Date set forth on the first page of this Agreement.

PROKIDNEY	LABCORP CENTRAL LABORATORY SERVICES LP

Signature: /s/ Pablo Legorreta	Signature: /s/ Kristine Needle

Name: Pablo Legorreta	Name: Kristine Needle

Date: September 15, 2021	Date: September 16, 2021

LABCORP CENTRAL LABORATORY SERVICES SÀRL

Signature: /s/ Kristine Needle

Name: Kristine Needle

Date: September 16, 2021

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